Exhibit 10.2

Unitrin, Inc. 2009 Performance Incentive Plan

MULTI-YEAR INCENTIVE AWARD AGREEMENT

This MULTI-YEAR INCENTIVE AWARD AGREEMENT (“Agreement”) is made as of this              day of             , 2         (“Grant Date”) between [EMPLOYER NAME] (the “Company”), and «Name» (the “Participant”), and its effectiveness is contingent upon receipt of shareholder approval at the Unitrin, Inc. 2009 Annual Meeting of Shareholders of the provisions of the 2009 Performance Incentive Plan which apply to the award granted under this Agreement.

SIGNATURES

As of the date set forth above, the parties have executed this Agreement, including Exhibit A:

COMPANY		PARTICIPANT

By:
	«Authorized Officer»	«Name»

By his or her signature below, the spouse of the Participant agrees to be bound by all of the terms and conditions of the foregoing Award Agreement.

Print Name

RECITALS

A. The Compensation Committee of the Board of Directors of Unitrin, Inc. (the “Committee”) has adopted the 2009 Performance Incentive Plan, including any and all amendments to date (the “Plan”).

B. The Plan provides for the granting of annual and multi-year incentive awards to selected employees of Unitrin, Inc. or any of its affiliates.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant. The Company grants to the Participant a multi-year incentive award on the terms and conditions hereinafter set forth (the “Award”), subject to the provisions set forth on Exhibit A.

2. Vesting and Forfeiture.

(a) Performance Period. The Performance Period (the “Performance Period”) for this Award shall be the three-year period ending on the December 31 preceding the three-year anniversary of the Grant Date. Subject to the forfeiture and early vesting provisions referenced in Section 2(b) below, the Award will vest on the last day of the Performance Period only to the extent set forth and in accordance with the terms of Exhibit A hereto with regard to the performance condition(s) referenced therein.

(b) Forfeiture or Early Vesting upon Retirement, Death, Disability or Other Events. During the Performance Period, the Award may be subject to forfeiture or early vesting upon the termination of the Participant’s employment due to retirement, death, disability or other events in accordance with the provisions of Articles 6 or 11 of the Plan, which are incorporated in and made a part of this Agreement.

3. Withholding of Taxes. The Company shall withhold from any payouts under the Award the amounts the Company is required to withhold to satisfy any applicable tax withholding requirements based on minimum statutory withholding rates for federal and state tax purposes, including any payroll taxes.

4. No Assignment or Other Transfer. Neither this Agreement, the Award or any rights and privileges granted hereby may be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution. Without limiting the generality of the preceding sentence, no rights or privileges granted hereby may be assigned or otherwise transferred to the spouse or former spouse of the Participant pursuant to any divorce proceedings, settlement or judgment. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Agreement, the Award or any other rights or privileges granted hereby contrary to the provisions hereof shall be null and void and of no force or effect.

5. Participation by Participant in Other Company Plans. Nothing herein contained shall affect the right of the Participant to participate in and receive benefits under and in accordance with the then current provisions of any retirement plan or employee welfare benefit plan or program of the Company or of any subsidiary or affiliate of the Company, subject in each case, to the terms and conditions of any such plan or program.

6. Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its subsidiaries or affiliates, expressed or implied, to employ the Participant, to restrict the right of the Company or any of its subsidiaries or affiliates to discharge the Participant or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement which may exist between the Participant and the Company or any of its subsidiaries or affiliates.

7. Agreement Subject to Award Plan. The Award hereby granted is subject to, and the Company and the Participant agree to be bound by, all of the terms and conditions of the Plan, as the same may be amended from time to time hereafter in accordance with the terms thereof, but no such amendment shall adversely affect the Participant’s rights under this Agreement without the prior written consent of the Participant. To the extent that the terms or conditions of this Agreement conflict with the terms or conditions of the Plan, the Plan shall govern.

8. Arbitration. All disputes related to this Agreement or any Award granted hereunder, shall be submitted to binding arbitration with the American Arbitration Association (“AAA”) pursuant to the AAA Employment Arbitration Rules and Mediation Procedures (“AAA Rules”). A copy of the AAA Rules is available to the Participant upon written request to the Director of Human Resources, Unitrin Services Company, at One East Wacker Drive, Chicago, Illinois 60601 (or such other address as the Company may specify from time to time), or may be obtained online at: www.adr.org.

To initiate arbitration, either party must file a Demand for Arbitration (“Demand”) in the manner described in the AAA Rules. After a demand has been filed and served, either party may request that the dispute initially be mediated pursuant to the AAA Rules. If mediation does not fully resolve the dispute, then the matter will be subject to arbitration before a single arbitrator who shall have the power to award any types of legal or equitable relief available in a court of competent jurisdiction, including, but not limited to, attorneys’ fees and costs, to the extent such relief is available under applicable law, and all defenses that would be applicable in a court of competent jurisdiction shall be available. All administrative costs of arbitration (including reimbursement of filing fees) and the fees of the arbitrator will be paid by the Company.

9. Execution. This Agreement has been executed and delivered as of the day and year first above written at Chicago, Illinois, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the state of Illinois without application of its conflicts of laws principles.

10. Miscellaneous. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the Award granted hereby and may not be amended except in a writing signed by both the Company and the Participant.

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